Exhibit (3)(i)

RESTATED CERTIFICATE OF INCORPORATION

OF

BORDEN CHEMICAL, INC

Pursuant to New Jersey Business Corporation Act §14A:9-5

Borden Chemical, Inc. restates, integrates and further amends its Certificate of Incorporation to read in full as set forth below:

ARTICLE I

CORPORATE NAME

The name of the corporation is Borden Chemical, Inc.

ARTICLE II

PURPOSE

The purpose for which this corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

ARTICLE III

CAPITAL STOCK

1.	The aggregate number of shares of all classes of stock which the corporation is authorized to issue is 300,000,000 shares of common stock, par value $0.01 per share.

2.	The holders of common stock of the corporation shall be entitled to one vote per share of common stock on all matters which may be submitted to the holders of common stock of the corporation.

3.	The shareholders of the corporation shall not have pre-emptive rights.

4.	The affirmative vote of a majority of votes cast by the shareholders shall be required to authorize or approve any action or matter to be voted upon by the shareholders, except that directors shall be elected as provided in the corporation’s by-laws or as prescribed by the laws of its state of incorporation.

ARTICLE IV

REGISTERED OFFICE AND AGENT

The address of the corporation’s current registered office is 830 Bear Tavern Road, West Trenton, NJ 08628; the name of the corporation’s current registered agent at that address is Corporation Service Company.

ARTICLE V

CURRENT BOARD OF DIRECTORS

The number of directors constituting the current board of directors is five. The names and addresses of the current members of the board of directors are:

William H. Carter	180 East Broad Street Columbus, Ohio
Craig O. Morrison	180 East Broad Street Columbus, Ohio
Josh Harris	9 West 57th St. New York, NY
Robert Seminara	9 West 57th St. New York, NY
Scott Kleinman	9 West 57th St. New York, NY

The number of directors of the corporation shall be fixed from time to time as provided in, and in the manner prescribed by, the by-laws of the corporation.

ARTICLE VI

INDEMNIFICATION

Every person who is or was a director or an officer of the corporation, or of any corporation which he served as such at the request of the corporation, shall be indemnified by the corporation to the fullest extent allowed by law, including the indemnification permitted by New Jersey Business Corporation Act §14A:3-5, against all liabilities and expenses imposed upon or incurred by that person in connection with any proceeding in which that person may be made, or threatened to be made, a party, or in which that person may become involved by reason of that person being or having been a director or an officer of the corporation, or of such other corporation, whether or not that person is a director or an officer of the corporation, or of such other corporation, at the time the liabilities or expenses are imposed or incurred. During the pendency of any such proceeding, the corporation shall, to the fullest extent permitted by law, promptly advance expenses that are incurred from time to time by any such director or officer in connection with the proceeding, subject to the receipt by the corporation of an undertaking as required by law.

ARTICLE VII

PERSONAL LIABILITY OF DIRECTORS OR OFFICERS

A director or officer of the corporation shall not be personally liable to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders except to the extent that an exemption from personal liability is not permitted by the New Jersey Business Corporation Act. Any repeal or modification of this Article VII by the stockholders of the corporation shall not adversely affect any right or protection of a director or an officer of the corporation hereunder or otherwise with respect to any act or omission occurring before such repeal or modification is effective.

IN WITNESS WHEREOF, the undersigned corporation has caused this Restated Certificate of Incorporation to be executed on its behalf by its duly authorized officer as of the 5th day of January, 2005.

BORDEN CHEMICAL, INC.

By:	/s/ Craig O. Morrison
Name:	Craig O. Morrison
Title:	President and Chief Executive Officer